Exhibit 1

     We, the undersigned, hereby express our agreement that the attached statement on Schedule 13D is filed on behalf of each of the undersigned.

June 9, 2003	/s/ James L. Clayton James L. Clayton

CLAYTON FAMILY FOUNDATION

By: /s/ James L. Clayton James L. Clayton President